Exhibit (d)28

                                 ALLEGIANT FUNDS
                SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This SECOND AMENDEMENT TO INVESTMENT ADVISORY AGREEMENT (the "Second Amendment") dated as of October 1, 2008, by and between ALLEGIANT FUNDS, a Massachusetts business trust, located in King of Prussia, Pennsylvania (the "Trust") and ALLEGIANT ASSET MANAGEMENT COMPANY, located in Cleveland, Ohio (the "Adviser").

      WHEREAS, the parties have entered into an Advisory Agreement dated June 9, 2000 with respect to the Trust's Mid Cap Growth, Government Mortgage and Michigan Intermediate Municipal Bond Funds ("Investment Advisory Agreement"); and

      WHEREAS, the Board of Trustees of the Trust have approved certain reductions in fees payable with respect to the Government Mortgage and Michigan Intermediate Municipal Bond Funds;

      NOW, THEREFORE, it is agreed among the parties hereto as follows:

      1. COMPENSATION. The first paragraph of Section 8 of the Investment Advisory Agreement, as heretofore amended, is amended and restated in its entirety to read as follows:

      "8. COMPENSATION. For services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Funds and the Adviser will accept as full compensation therefore fees, computed daily and paid monthly, at the following rates: 1.00 % the average daily net assets of the Mid Cap Growth Fund of $0 to less than $1 billion; 0.95% the average daily net assets of the Fund of $1 billion to less than $1.5 billion; 0.90% the average daily net assets of the Fund of $1.5 billion and over; 0.40% of the average daily net assets of the Government Mortgage Fund; and 0.40% of average daily net assets of the Michigan Intermediate Municipal Bond Fund."

      4. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

      5. MISCELLANEOUS. Except to the extent expressly amended by this Second Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this Second Amendment. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      ALLEGIANT FUNDS

                                      By:    /s/ Kathleen T. Barr
                                             ----------------------------
                                      Title: Chief Administrative Officer

                                      ALLEGIANT ASSET MANAGEMENT COMPANY

                                      By:    /s/ Joseph C. Penko
                                             ----------------------------
                                      Title: Managing Director